ARTICLES OF AMENDMENT
                                     TO THE
                        REVISED ARTICLES OF INCORPORATION
                                       OF
                                   IOMED, INC.


         Pursuant to the provisions of the Utah Revised Business Corporation Act (the "Act"), the undersigned corporation adopts the following Articles of Amendment to its Revised Articles of Incorporation:

         FIRST:    The name of the corporation is IOMED, INC.

         SECOND: The first full paragraph o9f Article IV of the Revised Articles of Incorporation of Iomed, Inc. is amended to read in its entirety as follows:


                  "The corporation is authorized to issue two classes of shares, one designated `Common Stock' and the other designated `Preferred Stock'. Both classes of shares shall have a par value of $0.001 per share. The number of shares of Common Stock that this corporation is authorized to issue is 40,000,000. The number of shares of Preferred Stock that this corporation is authorized to issue is 4,215,618, of which 67,200 shall be designated Series A Preferred Stock, 3,975,618 shall be designated Series B Preferred Stock, and 172,800 shall be designated Series C Preferred Stock."


         THIRD: The foregoing amendment was adopted by the Shareholders of the corporation on November 21, 1994, at a duly called and convened meeting of such Shareholders at which a quorum was present.

         FOURTH: A total of 9,760,535 shares of the corporation's Common Stock and 3,380,177 shares of the corporation's Preferred Stock were outstanding upon the date of the adoption of the foregoing Amendment. The corporation's Common Shares were entitled to vote separately on the foregoing Amendment, and each such share was entitled to one vote upon the Amendment. The corporation's Preferred Shares were entitled to vote separately on the foregoing Amendment, and each such share was entitled to one vote upon the Amendment. A total of 6,823,146 shares of the corporation's Common Stock were indisputably represented at the Shareholders meeting at which the foregoing Amendment was adopted, either in person or by proxy. A total of 3,178,377 shares of the corporation's Preferred Stock were indisputably represented at the Shareholders meeting at which the foregoing Amendment was adopted, either in person or by proxy. At the Shareholders meeting at which the foregoing Amendment was adopted, a total of 5,286,746 of the corporation's Common Shares were voted for the adoption of the Amendment, a total of 1,528,900 of the corporation's Common Shares were voted against the Amendment and a total of 7,500 of the corporation's Common Shares abstained from voting in regard to the adoption of the Amendment. At the Shareholders meeting at which the foregoing Amendment was adopted, a total of 3,178,377 of the corporation's Preferred Shares were voted for the adoption of the Amendment and none of the corporation's Preferred Shares were voted against or abstained from voting in regarding to the adoption of the Amendment.

         DATED this 8th day of February, 1995.

                                    IOMED, INC.
                                    /s/ Robert J. Lollini
                                    Robert J. Lollini
                                    Vice President